PROMISSORY NOTE

From:  LBO CAPITAL INC.

To:    AMERICAN PLASTICS PROCESSING PRODUCTS INC

Effective Date: 12/31/2007

Amount: $337,654.00

Interest: $904,702.00

LBO Capital Inc. promises to pay to the order of American Plastics Processing Products, Inc Three Hundred Thirty Seven Thousand Six Hundred Fifty Four dollars and no cents ($337,654.00) at 10.5% interest rate per annum and Nine Hundred  Four Thousand Seven Hundred Two dollars and no cents ($904,702.00) of accrued interest.  This note is secured by LBO Capital, Inc.’s present and future goods, including (but not limited to) equipment and inventory, and all of debtor's present and future intangible collateral, including (but not limited to) pure intangibles, and semi-intangibles, i.e. documents, instruments, and chattel paper.

LBO Capital Inc.

By: /s/ Majlinda Xhuti    CFO

Due Date: on demand

Lbo-ap3.doc

PROMISSORY NOTE

From:  LBO CAPITAL INC.

To:    AMERICAN PLASTICS PROCESSING PRODUCTS INC

Effective Date: 12/31/2008

Amount: $30,000.00

Interest: $192.74

LBO Capital Inc. promises to pay on demand to the order of American Plastics Processing Products, Inc Thirty Thousand dollars and no cents ($30,000.00) at 7% interest rate per annum and One Hundred Ninety Two dollars and 74 cents ($192.74) of accrued interest.  This note is secured by LBO Capital, Inc.’s present and future goods, including (but not limited to) equipment and inventory, and all of debtor's present and future intangible collateral, including (but not limited to) pure intangibles, and semi-intangibles, i.e. documents, instruments, and chattel paper.

LBO Capital Inc.

                                                                  By: /s/ Tatsiana Husarava,

   Corporate Secretary

Accepted and Agreed  to

This  31st  day of December  2008

By: /s/ Name:  Mario DiNello

Title: President